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                             EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated November 26, 1996 (this "Agreement"), by and between Hoenig Group Inc., a Delaware corporation (the "Company"), and Max H. Levine (the "Executive").

                  WHEREAS, the Company desires to employ the Executive as Executive Vice President of the Company and President of Hoenig & Co., Inc. ("Hoenig"), a wholly-owned subsidiary of the Company, and the Executive desires to be retained in such capacities, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

                  1.       Employment; Duties.

                           (a) The Company shall employ the Executive as
Executive Vice President of the Company and President of Hoenig for the "Employment Period" as defined in Section 2. The Executive, in his capacity as Executive Vice President of the Company and President of Hoenig, shall have such duties, responsibilities and authority normally incident to such offices, subject to the provisions of the bylaws of the Company and Hoenig, respectively. The precise duties, responsibilities and authority of the Executive as Executive Vice President of the Company may be expanded, limited or modified, from time to time, at the discretion of the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company, consistent with the ordinary duties, responsibilities and authority of such an Executive Vice President. The precise duties, responsibilities and authority of the Executive as President of Hoenig may be expanded, limited, or modified from time to time, at the discretion of the Board of Directors of Hoenig (the "Hoenig Board") or the Chief Executive Officer of Hoenig, consistent with the duties, responsibilities and authority of a President.

                           (b) During the Employment Period, the Executive
shall render his services solely in the performance of his duties hereunder. The Executive agrees that during the Employment Period, he shall devote his full working time, attention, knowledge and experience and give his best effort, skill and abilities, exclusively to promote the business and interests of the Company and its subsidiaries. The Executive may not serve as an officer or director of, make investments in, or otherwise participate in, any other entity without the prior written approval of the Board; provided, that the foregoing shall not be deemed to prohibit the Executive from acquiring, directly or indirectly, solely as an investment, not more than two percent (2%) of any class of securities of any entity that are registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or investments in non-public entities pursuant to policies and procedures generally applicable to executives of the Company and its direct or indirect subsidiaries; and provided further, that so long as it does not interfere with the



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Executive's employment, the Executive may serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations.

                  2. Employment Period. This Agreement shall have a term commencing January 1, 1997 and ending on December 31, 1998 unless sooner terminated in accordance with the provisions of Section 4 (the "Employment Period").

                  3. Compensation and Benefits. The Executive shall be entitled to the following compensation and benefits, in each case subject to applicable statutory withholdings:

                           (a) Base Compensation. The Executive shall be paid
an aggregate base salary (the "Base Salary") of $400,000 per annum. The Base Salary shall be payable in a manner consistent with the normal payroll practices of the Company in effect from time to time. The Board, in its sole discretion, or at the recommendation of the Compensation and Stock Option Committee of Hoenig Group Inc. (the "Compensation Committee"), may increase (but not decrease) the Base Salary, at any time.

                           (b) Annual Bonus. In addition to the Base Salary,
the Executive shall be entitled to receive an annual bonus for each fiscal year of the Company that ends during the Employment Period equal to 15% of the amount of Net Pre-Tax Profits (as defined in Section 3(b)(1) herein) for such fiscal year (the "Bonus Formula"). In addition, Executive shall be entitled to a minimum bonus award for each fiscal year of the Employment Period of $150,000 (the "Minimum Bonus Award"). The Minimum Bonus Award and the Bonus Formula are collectively referred to herein as the "Bonus Award". To the extent necessary to avoid the limitation on the federal tax deductibility of the Bonus Award for any year under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), payment thereof may, at the sole discretion of the Company, be deferred to the first taxable year of the Company in which the payment would be fully deductible. Except as provided in the preceding sentence, the Bonus Award for a fiscal year shall be payable as soon as practicable after the release of the Company's audited financial statements for such fiscal year. In the case of a deferral as described above, amounts deferred shall be credited with such interest and on such other terms as the Company and the Executive shall mutually agree.

                           (1) "Net Pre-Tax Profits" shall mean the amount, if
any, determined in accordance with Generally Accepted Accounting Principles
(GAAP) consistently applied from year to year, by which the total gross commission revenues generated by client brokerage accounts for which Executive is responsible for servicing ("Client Accounts") exceed all expenses incurred in generating such commissions, servicing those Client Accounts and in the operation and conduct of the Executive's business. Such expenses include, but are not limited to: the Base Salary paid to Executive, including related payroll taxes; the Minimum Bonus Award payable to Executive; insurance and other benefits relating to Executive, including any profit sharing contributions made on behalf of Executive; telephones; tickers and quotes; electronic and other office equipment; business travel and entertainment; clearance and settlement costs on transactions executed for Client Accounts, determined in accordance with the Company's practices; and exchange and association membership dues and subscriptions.


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                           (c) Benefits. Executive also shall be entitled to
participate in the employee and fringe benefit and group insurance programs provided by the Company for its officers and employees generally and in accordance with the terms of the applicable plan documents as they may be revised from time to time. Executive shall be entitled to receive such other benefits as are generally provided to executives of the Company and its subsidiaries. The Executive shall also be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the business of the Company in accordance with the Company's policies and procedures. The Company shall continue to pay lease payments on the automobile provided to the Executive as of the date hereof for the remainder of the lease term. The Executive shall maintain adequate contemporaneous records concerning the use of the automobile, including a specific record detailing the number of miles traveled for personal purposes. The Executive acknowledges that the Company has elected, pursuant to Section 3402(s) of the Code, not to withhold income taxes with respect to the personal use of the vehicle, but the Company will report the value of such use on a Form W-2 to the extent it determines that it is required to do so. In addition, upon the request of Executive, the Company shall pay the premiums on certain life insurance policies identified by the Executive up to an annual maximum of $200,000. The cost of such premiums shall be deducted from any Bonus Award due to Executive pursuant to Section 3(b).

                  4.       Termination.

                           (a) The Company may, with or without prior notice,
terminate this Agreement with or without Cause, or upon Executive's Disability. Executive may terminate this Agreement for Good Reason. This Agreement shall automatically terminate upon the Executive's death. This Agreement shall also terminate upon expiration of the Employment Period. Except as provided in Sections 4(b), 4(c) and 4(d) in the event this Agreement is terminated, the Executive's rights and the obligations of the Company hereunder shall cease as of the effective date of the termination, provided, however, that the Executive shall be entitled to receive any accrued but unpaid Base Salary, any earned but unpaid Bonus Awards and any amount accrued under Company benefit plans as provided pursuant to the terms of such plans (the "Accrued Obligations").

                           (b) In the event that this Agreement is terminated
by reason of the Executive's Disability, the Executive shall be entitled to receive, in addition to the Accrued Obligations:

                           (1) a payment equal to the product of (i) the sum
of Executive's Base Salary and the Minimum Bonus Award and (ii) the number of years and/or fraction thereof remaining in the then existing Employment Period, which amount shall be paid in equal monthly installments over such remaining Employment Period, provided that such installments shall cease upon any employment by the Executive on a full-time basis; and

                           (2) Executive shall participate, and the Company
shall continue contributions on the Executive's behalf, in all Company sponsored health and welfare plans on

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terms no less favorable than as in effect on the date of termination by reason of Disability, which shall continue until the earlier of:

                           (A)      one year from the date of termination;

                           (B)      the entitlement to coverage of the
                                    Executive under plans provided by a new
                                    employer; or

                           (C)      the death of the Executive; or

                           (D)      the remaining term of the Employment
                                    Period.

The cash amounts and benefits set forth in subsections 4(b)(1) and 4(b)(2) are collectively referred to herein as "Disability Benefits."

                           (c) In the event this Agreement terminates by
reason of Executive's death, in addition to the Accrued Obligations, the Company shall pay to the Executive's estate or designated beneficiaries within ninety (90) days of such termination, a lump sum equal to (i) the Minimum Bonus Award, plus (ii) the amount of any bonus paid to Executive, including any Bonus Formula (without taking into account any Minimum Bonus Award and without regard to any deferral necessary to comply with Section 162(m) of the
Code), for the fiscal year ending immediately prior to such termination, such sum multiplied by a fraction, the numerator of which shall be the number of days elapsed in the fiscal year to the date of such termination and the denominator of which shall be 365 ("Death Benefit"); provided that there shall be deducted from any such Death Benefit the amount of any bonus previously paid to the Executive with respect to such period and the cost of any life insurance premiums paid during such period pursuant to Section 3(c) hereof.

                           (d) In the event the Company terminates this
Agreement other than for Cause, or if the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to receive, in addition to the Accrued Obligations, the following payments ("Termination Payments"):

                           (1) a payment equal to the product of (i) the sum
of Executive's Base Salary and any amount paid as bonus, including any Bonus Awards (without regard to any deferral necessary to comply with Section 162(m) of the Code), for the three fiscal years ending prior to such termination, divided by three, and (ii) the number of years and/or fraction thereof remaining in the then existing Employment Period, which shall be paid in equal monthly installments over such remaining Employment Period; and

                           (2) a payment equal to (i) the Minimum Bonus Award,
plus (ii) the amount of any bonus paid to the Executive, including any Bonus Formula (without taking into account any Minimum Bonus Award and without regard to any deferral necessary to comply with Section 162(m) of the Code) for the immediately preceding fiscal year, such sum multiplied by a fraction, the numerator of which shall be the number of days elapsed in the fiscal year to the


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date of such termination and the denominator of which shall be 365; provided there shall be deducted from any such Bonus Award the amount of any Bonus Award previously paid to the Executive with respect to such period and the cost of any life insurance premiums paid during such period pursuant to
Section 3(c) hereof.

                           (3) In the event of the Executive's death after
this Agreement is terminated other than for Cause or for Good Reason, the Company shall make any Termination Payments which would otherwise have been payable to the Executive if he had lived under this Section 4(d) to Executive's estate or designated beneficiary.

                           (e) All amounts payable pursuant to this Section 4
shall be subject to applicable statutory withholdings and deductions.

                           (f) A termination of the Executive's employment (i)
upon expiration of this Agreement, or (ii) by reason of the Executive's Death or Disability, shall not constitute a termination without Cause, a termination for Cause or a termination for Good Reason under this Agreement.

                           (g) As a condition to his entitlement to receive
Death or Disability Benefits or Termination Payments, the Executive (or his estate or designated beneficiary) shall (i) have executed and delivered to the Company a waiver and release reasonably satisfactory to the Company waiving and releasing all rights and claims against the Company (other than the right to receive Death or Disability Benefits or Termination Payments) and its direct or indirect subsidiaries and their respective officers, agents, directors and employees, and such waiver and release shall have become irrevocable, and (ii) comply with Sections 5 through 9.

                           (h) In the event this Agreement is terminated for
any reason (except by death), the Executive agrees that if at that time he is a director or officer of the Company or any of its direct or indirect subsidiaries, he will immediately deliver his written resignation as such director or officer, such resignation to become effective immediately.

                           (i) Notwithstanding anything contained herein to
the contrary, the Company may reduce the Termination Payments to the extent such Termination Payments, when added to other payments made to the Executive (including the vesting of stock options), constitute a "parachute payment" as defined in Section 280G of the Code.

                           (j) For purposes of this Agreement:

                           (1) "Cause" shall mean an event where the
Executive: (i) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which materially injures the Company or its direct or indirect subsidiaries; (ii) breaches Section 8 or 9, or any other material provision of this Agreement or any material representation, warranty, covenant or condition in this Agreement or any material fiduciary duty to the Company or its direct or indirect subsidiaries; (iii) fails, refuses or neglects to timely perform any material duty or obligation under this Agreement and such failure, refusal or neglect is not cured by the

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Executive within fifteen (15) days from the date the Company notifies the
Executive thereof or, if such default is curable but cannot reasonably be cured within fifteen (15) days, Executive fails to commence curing such default within such fifteen (15) days and fails to diligently pursue such cure, but in no event shall the total cure period under this subsection 4(f)(1)(iii) exceed thirty (30) days from the date of notification;(iv) commits a material violation of any material law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its direct or indirect subsidiaries or any general policy or directive of the Company or its direct or indirect subsidiaries communicated in writing to the Executive; (v) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (vi) is subject to the occurrence of an event or condition which makes it unlawful for the Executive to perform his duties hereunder, including the issuance of any order, decree, decision or judgment, which remains in effect for eight weeks or more; (vii) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of the Company or any of its direct or indirect subsidiaries or their respective clients; (viii) is expelled or suspended in excess of eight weeks, or is subject to an order temporarily (for a period in excess of eight weeks) or permanently enjoining the Executive from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Agreement by the SEC, the NASD, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal; or (ix) fails to obtain or maintain any registration, license or other authorization or approval that the Company or its direct or indirect subsidiaries in their discretion reasonably believe is required for the Executive to perform his duties hereunder. Any termination for Cause under this Agreement shall be made by delivering written notice thereof to Executive, which notice shall include the specific reason(s) that has given rise to a termination for Cause.

                           (2) "Disability" shall mean the Executive's
inability to perform his duties by reason of mental or physical disability for at least one hundred and twenty (120) consecutive days or any one hundred and twenty (120) days (whether or not consecutive) in any one-hundred eighty (180) consecutive day period. In the event of a dispute as to whether the Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, or, failing agreement, a hospital selected in good faith by the Board of Directors of the Company. The written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

                           (3) "Good Reason" shall mean (i) the Company
changes the Executive's status, title or position as Executive Vice President of the Company and President of Hoenig and such change represents a material reduction in such status, title or position conferred hereunder; and (ii) the Company materially breaches this Agreement, and such change or breach is not cured by the Company within thirty (30) days from the date the Executive delivers a Notice of Termination for Good Reason. Such "Notice of Termination for Good Reason" shall include


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the specific section of this Agreement which is relied upon and the reason that the Company's act or failure to act has given rise to a Termination for Good Reason.

                           5. Trade Secrets. The Executive recognizes that it
is in the legitimate business interest of the Company to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Company and its direct or indirect subsidiaries for any purpose other than in connection with his performance of his duties to the Company, and to limit any potential appropriation of such Trade Secrets and Confidential Information by the Executive. The Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Company and its direct or indirect subsidiaries heretofore or in the future obtained by the Executive shall be considered confidential and the proprietary information of the Company and its direct or indirect subsidiaries. During the Employment Period the Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information, other than as necessary to further the business objectives of the Company in accordance with the terms of his employment hereunder. The term "Trade Secrets or other Confidential Information" includes, by way of example and without limitation, matters of a technical nature, "know-how", formulas, secret processes, works of authorship, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, marketing plans and strategies, proprietary information about costs, profits, markets and sales, lists of customers and suppliers of the Company and its direct or indirect subsidiaries, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its direct or indirect subsidiaries, information relating to the management, operation and planning of the Company and its direct and indirect subsidiaries, plans for future development, and other information of a similar nature to the extent not available to the public. After termination of the Executive's employment with the Company for any reason, the Executive shall not use or disclose Trade Secrets or other Confidential Information.

                           6. Return of Documents and Property. Upon the
termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets or other Confidential Information relating to the business and affairs of the Company and its direct and indirect subsidiaries, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company or its direct or indirect subsidiaries, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

                           7. Discoveries and Work. All Discoveries and Works
made or conceived by the Executive during his employment by the Company, whether during the Employment Period or prior thereto, jointly or with others, that relate to the present or anticipated activities of the Company or its direct or indirect subsidiaries, or are used or usable by the Company or its direct or indirect subsidiaries shall be owned by the Company or its direct or

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indirect subsidiaries. The term "Discoveries and Works" includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or its direct or indirect subsidiaries, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or its direct or indirect subsidiaries, (c) assist the Company or its direct or indirect subsidiaries in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter at the Company's expense, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or its direct or indirect subsidiaries and to protect the title of the Company or its direct or indirect subsidiaries thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six months after the termination of the Executive's employment with the Company, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by the Company or its direct or indirect subsidiaries at the time of such termination shall, as between the Executive and, the Company, be rebuttably presumed to have been made during the Executive's employment by the Company. The Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. ss.101.

                           8. Non-Competition. From and after the date hereof,
the Executive will not, except pursuant to the terms hereof, directly or indirectly, own, manage, operate, join, finance control or participate in the ownership, management, operation or control of, or be employed or be otherwise connected in any manner with, any business under a name similar to the name of the Company or any direct or indirect subsidiary thereof. During the Non-competition Period, the Executive will not (except as an officer, director, employee, agent or consultant of the Company) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with (i) any business or enterprise engaged (wherever located) in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which the Company or its direct or indirect subsidiaries were designing, developing, manufacturing, distributing, selling or providing at any time during the one year immediately preceding the termination of this Agreement or (ii) any business which is similar to or competitive with the business carried on or planned by the Company or its direct or indirect subsidiaries at any time during the one year immediately preceding the termination of this Agreement, unless the Executive shall have obtained the prior written consent of the Board, provided that the foregoing restriction shall not be construed to prohibit the ownership by the


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Executive of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to Sections 12(b) or 12(g) of the 1934 Act, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided further, that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a stockholder, or seeks to do any of the foregoing. For purposes of this Agreement, the Noncompetition Period shall mean the period during which the Executive is employed by the Company or any of its direct or indirect subsidiaries, and (i) the lesser of one year following termination of this Agreement or the remaining term of the Employment period if this Agreement is terminated by the Company for Cause or by the Executive for other than Good Reason; and (ii) the period during which the Executive is receiving Termination Payments. Notwithstanding the foregoing, in the event that the Company terminates this Agreement other than for Cause, or if the Executive terminates this Agreement for Good Reason, the Executive may elect at any time after such termination, by ten days advance written notice to the Company, to be relieved of the provisions of this
Section 8 and Section 9. On and after such election, the Company shall have no further obligation to make any payments to the Executive pursuant to Section 4(d) hereof, except for such amounts as shall have been accrued prior to the date of such election. Such election shall not effect any of the rights of the Company with respect to any violation of this Section 8 or Section 9 occurring prior to such election. Notwithstanding anything hereinabove contained to the contrary, Executive shall be relieved of the provisions of this Section 8 and
Section 9 upon expiration of this Agreement (other than by reason of termination without Cause, termination with Cause or termination for Good Reason) without further renewal or extension.

                           9. Non-Solicitation. During the Noncompetition
Period, the Executive agrees, directly or indirectly, whether for his own account or for the account of any other individual or entity, not to solicit or canvas the trade, business or patronage of, or sell any products or services which are the same as or similar to those designed, developed, manufactured, distributed or sold by the Company or its direct or indirect subsidiaries to, any individuals or entities that were either customers of the Company or any of its direct or indirect subsidiaries during the twelve months immediately preceding the termination of this Agreement, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or any of its direct or indirect subsidiaries during the twelve months immediately preceding the date of termination or expiration, as the case may be. The Executive further agrees that during the Noncompetition Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company or any of its direct or indirect subsidiaries at any time during the time the Executive was employed by the Company, to terminate his or her employment relationship with the Company or any of its direct or indirect subsidiaries or to become employed by the Executive or any individual or entity by which Executive is employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or any of its direct or indirect subsidiaries.

                                      9



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                           10. Enforcement. (a) The Executive agrees that the
remedies at law for any breach or threat of breach by him of any of the provisions of Sections 5 through 9 will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of Sections 5 through 9 and to enforce specifically the terms and provisions thereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

                           (b) It is expressly understood and agreed that
although the Company and the Executive consider the restrictions contained in Sections 5 through 9 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in such Sections 5 through 9 is an unenforceable restriction on the Executive's activities, the provisions of such Sections 5 through 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Sections 5 through 9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of Sections 5 through 9 shall in no respect limit or otherwise affect the Executive's obligations under other agreements with the Company.

                           11. Executive's Representations. The Executive
represents and warrants to the Company that (i) he is able to perform fully his duties and responsibilities contemplated by this Agreement and (ii) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement.

                           12. Key Man Life Insurance. During the term of this
Agreement, the Company may at any time effect insurance on the Executive's life and/or health in such amounts and in such form as the Company may in its sole discretion decide. The Executive shall not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

                           13. Assignment. The rights and obligations of the
parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of the Company.

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                           14. Notices. Any notice required or permitted under
this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, or delivered by a reputable overnight delivery service. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to:

                           Max H. Levine
                           32 Locust Avenue
                           Larchmont, NY 10538

and properly addressed to the Company if addressed to:

                           Hoenig Group Inc.
                           Royal Executive Park
                           4 International Drive
                           Rye Brook, NY 10573
                           Attention:  General Counsel

                           15. Severability. Wherever there is any conflict
between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of the law. In the event that any provision of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

                           16. Counterparts. This Agreement may be executed in
several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                           17. Effect of Termination. Notwithstanding anything
to the contrary contained herein, if this Agreement or the Executive's employment is validly terminated pursuant to Section 4 or expires by its terms, the provisions of Sections 5 through 10 and 18 shall continue in full force and effect.

                           18. Governing Law and Consent to Jurisdiction. This
Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law. Each of the parties hereto expressly submits to and consents to the jurisdiction and venue of the courts of the State of New York within the counties of New York and Westchester and the United State District Court for the Southern District of New York in connection with any claim or controversy arising out of or relating to this Agreement, on the condition that, with respect to any federal litigation, the amount in controversy meets the statutory requirements in force of the date of this Agreement. Each of the


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


parties hereto agrees that service of process may be effected by personal delivery, overnight courier or registered mail, postage prepaid, to the respective addresses listed in Section 14 hereof.

                           19. Complete Agreement. This Agreement constitutes
the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.

                  IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                         HOENIG GROUP INC.



                                         By:_____________________________

                                         Title:__________________________




------------------------------
         Max H. Levine



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